Our Code of Ethics and Responsibility Lloyds Banking Group Code of Ethics and Responsibility

Inside this report Welcome The Code of Ethics and Responsibility (the Code) is a guide and reference point for every colleague. It has important implications for the way we behave as individuals, with each other, in teams and as a business. The Code explains how through living our purpose and values, we will make the right decisions and act in the right way to be a truly purpose-driven business. Additional link Code of Supplier Responsibility Inside this report Overview Foreword 02 Living our values 03 What the code is for 04 How to raise a concern 05 Operating as a purpose-driven business We aim to be a great company to work for 07 We put customers at the heart of our business 09 We work responsibly with our external stakeholders 11 We invest in communities to help them prosper 14 We work to continually reduce our environmental impact 15 Find it fast Inclusion and diversity 07 Colleagues behaviour at work 07 Handling disputes, grievances and redundancy 07 Conflict of interest procedures 08 Protecting intellectual property 08 How we treat our customers 09 Gifts and hospitality or improper payments 10 Data protection 10 Respecting human rights 11 What the Code is for See page 04 How to raise a concern See page 05 Operating as a purpose-driven business See page 06 O verview O perating as a purpose-driven business 01Lloyds Banking Group Code of Ethics and Responsibility

Foreword Foreword Chief of Staff and Chief Sustainability Officer The code helps us do business in the right way and supports us in delivering our purpose We are on a journey to become a truly purpose-driven organisation. That means embedding purpose at the heart of everything we do – including our strategy, operations, and culture. To enable us to do this, we need to make sure that every decision we make is driven by our purpose of Helping Britain Prosper. Our values help us achieve this and they guide how we act and work together and how we make decisions, delivering good outcomes for our customers; and doing right for our colleagues and communities – today, and for generations to come. On a daily basis, we are faced with making decisions – small or big – and sometimes they can be difficult to make. While we know we can’t always get it right, our Code of Ethics and Responsibility provides guidance for our colleagues on the behaviours we expect and the processes that govern the way we work across the Group. This helps us to do business in an ethical and responsible way, reflecting our values and Helping Britain Prosper. The Code, of course, cannot set out each scenario and how we should respond as colleagues, however, it empowers us to use personal judgement, and to act with honesty and integrity. I encourage all of our colleagues to read and understand the Code, and to use it as a guide in our day-to-day work. By doing so, we can all help the Group to become truly purpose-driven in our decision-making, creating a more sustainable and inclusive future for people and businesses, shaping finance as a force for good. Our Code of Ethics and Responsibility provides guidance for our colleagues on the behaviours we expect and the processes that govern the way we work across the Group Janet Pope Chief of Staff and Chief Sustainability Officer, Lloyds Banking Group O verview O perating as a purpose-driven business 02Lloyds Banking Group Code of Ethics and Responsibility

Living our values Living our values As we aim to shift from a business with a purpose statement to one which is truly purpose-driven, we need to live our purpose and act and make decisions in line with it. Our values are an essential part of how we will make this happen. They guide not only how we behave but also how we make decisions – from everyday choices to big strategic decisions. Making purpose-driven decisions Our values should be used to ask the right questions to ensure we make the right decisions, considering the needs of all our stakeholders and the risks and trade-offs. People-first We put people first to go further for customers We listen and care for people as individuals. We go the extra mile to help customers, colleagues and communities feel more supported, in control and confident about their future. Bold We’re bold and take action We innovate and do things differently to better serve our customers and grow with purpose. We challenge things that aren’t right, and take action to change them. Inclusive We’re inclusive to value everyone We learn about and embrace our differences and seek out diverse perspectives. We shape what we do and what we offer around the different needs and circumstances of our customers, colleagues and communities. Sustainable We champion sustainability to care for our planet We take responsibility for the impact of our actions on nature and Britain’s transition to net zero. We see the bigger picture and think through the consequences of our decisions. Trust We trust each other to achieve more together We give each other the space and support to take things on and see them through. We are honest with each other and explain our decisions. O verview O perating as a purpose-driven business 03Lloyds Banking Group Code of Ethics and Responsibility

What the Code is for What the Code is for The Code sets out the Group’s expectations for the conduct and behaviour of colleagues as representatives of the Group in line with our group purpose, values and conduct pillars. It is a guide and reference point for every colleague. It explains how we can work in a sustainable and inclusive way to build a purpose- driven business. Our purpose We Help Britain Prosper by creating a more sustainable and inclusive future for people and businesses, shaping finance as a force for good. Our values Our values guide how we work together and how we make decisions, so that we are always Helping Britain Prosper. The Group is strengthening the connection between our purpose, culture and strategy, by launching refreshed values to help us move to the future culture we need. Who the Code is for The Code is for all Lloyds Banking Group employees, contractors and agency staff, whether or not they are working with customers directly. We refer to employees, contractors and agency staff collectively as “colleagues” in the Code. We also refer to “customers” rather than clients. What the Code does The Group set out its ambition to become a truly purpose- driven business, with our purpose and values right at the heart of every decision we make to enable us to create a sustainable and inclusive future for people and businesses. The Code brings together different elements to help us achieve that ambition. We review the Code annually to make sure it’s relevant and compliant with legislation, and it covers all aspects of our operations. If necessary, we will make changes and additions to it. Our values, procedures and standards set the foundations for our behaviours and decision making. These translate the Group’s risk appetite into mandatory requirements. We need the Code because: • It sets out our responsibilities and rights as colleagues • It provides clarity about what doing the right thing involves in any situation – and emphasises our responsibility to always do so • It explains how we can work in support of our purpose, strategy, values and all relevant policies, procedures and standards • It shows our stakeholders that we are an ethical, sustainable and inclusive business • It explains the consequences of not doing the right thing and not complying with the Code • It complements the Group’s compliance with the FCA and PRA conduct rules Living up to the Code The Code explains what we expect from each other but also many of our obligations. Living up to the Code means each of us must: • Take time to understand the Code and how it applies to your individual role • Work in line with the Code and our values – acting as a positive role model • Challenge others who don’t work in line with the Code or our values Failing to follow the Code Sometimes colleagues don’t do the right thing. This may be on purpose but it is often because they misunderstand the Code or believe that other priorities mean they should ‘bend the rules’ – for example, to stay on budget or meet a tight deadline. Non-compliance with the Code or any of our policies or procedures is a serious matter, regardless of the reasons why it happens. Non-compliance can have severe consequences for colleagues and Lloyds Banking Group. For colleagues, it can result in disciplinary action, including dismissal, and even criminal prosecution, and for the Group it can result in fines and reputational damage. If by not following the Code it is identified that an individual has breached a conduct rule, the Group must report this breach to the regulators. O verview O perating as a purpose-driven business 04Lloyds Banking Group Code of Ethics and Responsibility

How to raise a concern How to raise a concern What should you do if you suspect that something you’ve seen, experienced or heard about is unsafe, unethical, unlawful or simply not in line with the Code, or Group policies? You should ‘Speak Up’ if you have any suspicions of inappropriate colleague conduct or wrongdoing, so it can be looked at as soon as possible. Don’t wait until something goes wrong before acting. The Group appreciates you doing the right thing, even if your concerns turn out to be unfounded. Ways to raise concerns You can raise concerns in the following ways: Talk to your line manager or a senior leader in your business area Contact Group Conduct Investigations Raise a concern confidentially or anonymously with our independent Speak Up service Raise concerns confidentially with the regulator Colleagues can find the contact details and learn more about how to raise a concern of suspected or actual wrongdoing on the Group Speak Up intranet site. If you would like external confidential advice, contact the independent UK whistleblowing charity, Protect, which can provide independent legal advice, talk you through your options, and help you raise a concern about risk, malpractice or suspected wrongdoing in the workplace. You do not need to be located in the UK to use this service and interpreters are available. Protect • UK Freephone: 020 3117 2520 • Non-UK: 0044 207 404 6609 • Email: whistle@protect-advice.org.uk We believe that colleagues should feel able to raise and resolve issues in a way that is right for the situation. About our independent Speak Up service Colleagues, contractors and suppliers can raise their concerns confidentially and anonymously by using our Speak Up service. It’s managed by an independent company, which has expertise in dealing with reports of misconduct. All reports to Speak Up are taken seriously and dealt with sensitively. The Speak Up service can be contacted online or by phone. Colleagues can read guidance material on when to contact the Speak Up service before making contact so that they have the right information to make the report. All colleagues complete annual mandatory training about ways in which they can raise their concerns. This includes details of Speak Up and what support is available. We believe that colleagues should feel able to raise and resolve issues in a way that is right for the situation. We have developed a resolution hub that contains a range of helpful information and tools to help you deal with personal employment matters. The ‘Let’s Talk’ Hub helps colleagues to understand the issue, understand the options, take the right actions and move forward in the right way. You can access a line manager resource pack, case studies and scenarios, and information on all the different areas of support available to you. O verview O perating as a purpose-driven business 05Lloyds Banking Group Code of Ethics and Responsibility

Operating as a purpose-driven business Operating as a purpose-driven business How do we operate as a purpose-driven business for customers, colleagues, communities and our external stakeholders? At Lloyds Banking Group, being a purpose-driven business means operating in a sustainable and inclusive way, going beyond our legal requirements and always considering our impact on our customers; colleagues; communities; the environment; and society, while delivering sustainable value to our shareholders In this section We aim to be a great company to work for 07 We put customers at the heart of our business 09 We work responsibly with our external stakeholders 11 We invest in communities to help them prosper 14 We work to continually reduce our environmental impact 15 O perating as a purpose-driven business O verview 06Lloyds Banking Group Code of Ethics and Responsibility

We aim to be a great company to work for We aim to be a great company to work for Colleagues should feel valued, inspired and empowered to do the right thing for customers in an inclusive business. We can only achieve our strategic goals if we continue building the best team. This has important implications for the way we behave as individuals, with each other, in teams and as a business. Inclusion and Diversity Lloyds Banking Group’s workforce strives to reflect the diversity of the communities it serves. By understanding and valuing difference, we build trusted relationships with customers, colleagues and communities. To Help Britain Prosper, we need to work together to create an environment in which every individual is included, valued and empowered to be their best. We’ve made public commitments and set bold targets on Inclusion and Diversity, which provides a framework for us to ensure that our business truly reflects the diversity of modern Britain. Our goals are to: • Improve representation of women at senior levels • Improve representation of Black, Asian and Ethnic Minority colleagues at senior levels • Specifically, to improve the representation of Black colleagues at senior levels Our commitment to Inclusion and Diversity starts at the top of the organisation, with our Group Executives taking the lead on initiatives that improve both the quality of our customer service and the working environment for our colleagues. In July 2020, we launched our Race Action Plan to drive cultural change, recruitment and progression across the Group. What this means for colleagues: • You should treat everyone fairly and with respect, recognising the value that a diverse, inclusive team brings • You are all responsible for creating the environment we work in – each of you can make sure that it is inclusive and welcoming for everyone • Our bold targets on Inclusion and Diversity ensure that our business truly reflects the diversity of modern Britain Colleagues’ behaviour at work Lloyds Banking Group will provide a working environment that is free from discrimination, harassment, bullying or victimisation. We’re an anti-racist organisation and do not tolerate hate. We have and will take action against discrimination and inappropriate behaviour, whether racist, sexist, homophobic, transphobic or ableist, regardless of whether this happens in our branches, offices, over the phone or online on our social media channels. What this means for colleagues: • You should treat others as you would like to be treated – and always with consideration, respect and fairness • You should also speak up if you see any kind of non-inclusive language and behaviours, including harassment or bullying Handling disputes, grievances and redundancy Lloyds Banking Group has clear and robust policies and procedures for addressing disputes and colleague grievances. When colleagues leave the organisation through redundancy, there are support mechanisms, including an external independent career support service, to help them with their next steps. Colleagues have the right to join a union and the Group has extensive collective bargaining processes in place, both in the UK and overseas. There are agreements with trade unions, which collectively negotiate and consult on behalf of colleagues. What this means for colleagues: • You should ensure that you know what your rights at work are and that the Group’s policies seek to promote fairness for all, providing necessary support to manage the issues you may face at work • You will be consulted and engaged about issues that have an impact on you O verview O perating as a purpose-driven business 07Lloyds Banking Group Code of Ethics and Responsibility

We aim to be a great company to work for continued Performance and reward Lloyds Banking Group colleagues are offered a competitive reward package that provides flexibility and choice. It’s designed to attract, motivate, and retain people who will help us achieve our purpose of Helping Britain Prosper. Everyone’s encouraged to be their best with clear objectives and development goals that are framed by the Group’s purpose. Managers give us regular feedback and coaching based on our role, how we live the Group’s values and how we’re doing. We discuss how we’re performing and growing in our role and career in regular Check-in conversations with our managers. Our managers work together at Checkpoints to help everyone in their team to perform and grow. Where we aren’t performing at the required standards, our managers support us to get back to our best. And, because they know us the best, our managers are trusted to recognise and reward us. What this means for colleagues: • We know the way we’re managed is fair and transparent; the recognition and reward we receive link clearly to our efforts, growth and doing the right things in the right way Health and wellbeing Lloyds Banking Group focuses on maintaining wellbeing and helps colleagues find a good work/ life balance by supporting agile working practices. Holistic and accessible wellbeing support and guidance ensures a safe and psychologically sound environment underpinned by four pillars: • Healthy Minds; • Healthy Bodies; • Healthy Relationships; and • Healthy Finances. We recognise that these are not independent of one another and that key to maintaining health and wellbeing is understanding how they interact with each other and achieving balance across the pillars collectively. We provide access to professional health advice; an independent employee assistance programme; and a range of tools supporting physical and mental wellbeing. Our people policies support colleagues and line managers to collaborate; have great conversations; and find solutions when needed, to ensure the right outcomes. We’re also committed to achieving the highest health and safety standards for customers and anyone else who visits our premises. What this means for colleagues: • We work together to maintain colleague wellbeing and identify support when colleagues need it, to get back to their best • We think about the potential impact on wellbeing in the work that we do, the way that we work, and the places that we work • Responsibility for taking reasonable care of personal health, wellbeing and safety is shared between the colleague and their line manager Conflicts of interest procedures Lloyds Banking Group has no appetite for inappropriate use of information received in the course of business dealings, or any other purpose other than that for which it is provided. We undertake monitoring to ensure that your business activities and the personal and financial interests of your colleagues do not contravene the Group Compliance Policy and associated conflicts of interest procedures. What this means for colleagues: • You should make sure you don’t get into situations where your own personal interests conflict with the Group’s – for example, your personal, social, financial or political activities • If there is a possibility of any conflict of interest, you should disclose it as soon as possible, for example, by talking to your line manager • You should never use information that you’ve acquired as part of your work inappropriately for your own personal benefit Protecting intellectual property Intellectual property includes all patents, trademarks, design rights, copyright or domain names owned by Lloyds Banking Group. Protecting intellectual property helps us maintain the value of our brands. You should take steps to protect your own intellectual property and ensure that you don’t infringe the intellectual property rights of others. You have guidance in place that defines how you create, register, use and share intellectual property with others. What this means for colleagues: • You should make sure that you understand how to use the different elements that constitute your intellectual property • You respect others’ intellectual property rights O verview O perating as a purpose-driven business 08Lloyds Banking Group Code of Ethics and Responsibility

We put customers at the heart of our business We put customers at the heart of our business We can become the best financial services organisation for customers by doing the right thing for them: meeting their financial needs, helping them to pursue their financial objectives, improving our service proposition and creating fair value. By doing so in a sustainable and inclusive way, we believe we can Help Britain Prosper by delivering good outcomes for our customers, and sustainable returns for shareholders. Building long-term relationships Our business model is a based on a prudent approach to taking and managing risk. All colleagues are accountable for the risks they take and for prioritising their customers’ needs. What this means for colleagues: • You aim to build and sustain long-term, mutually profitable relationships with customers, whatever the economic climate • You put customers at the heart of every decision you make, protecting them from foreseeable harm • You aim to deliver good outcomes for customers at every stage of your relationship with each other How we treat our customers Our Group-wide Customer Policy sets out how important it is to ensure our customers receive good outcomes and that we’re transparent in all our dealings with them. We conduct regular monitoring to assess whether or not we meet our high customer service standards, and colleagues’ remuneration is linked to customer outcomes. We believe that consumers benefit from healthy competition between financial services providers; providers compete vigorously and fairly, striving to offer excellent service and competitive products that meet customers’ needs and support their financial objectives. What this means for colleagues: • We test all new and existing products to ensure that they’re as simple and transparent as possible and only sell those that meet customers’ needs and provide good outcomes • We work with consumer and business groups to improve our offering to customers, to ensure they meet the needs of the target market • When we receive customer complaints, we take them very seriously and ensure they are dealt with quickly, fairly and consistently Protecting our customers As a Group and as individual colleagues, we understand how important it is to protect our customers and their assets. We must do all we can to deter and prevent economic crime, while also taking steps to detect it when it takes place. We must never do anything that may circumvent the deterrence, prevention, detection and response controls we have in place. Avoiding economic crime We aim to protect our customers, maintain value for our shareholders, and assist society in combating crime by preventing criminals from benefiting from their activities and proceeds. We invest in processes, procedures and systems to deter, detect and prevent all aspects of economic crime. Our investment allows us to maintain systems and controls proportionate to the risks we have to manage. We run customer and colleague education activities and contribute to industry-led education campaigns. Our websites contain information to help customers identify and avoid common types of fraud. We also provide colleagues with information on current common threats and scams. We support our colleagues by providing regular training on economic crime that’s designed to suit their particular role and develop their understanding of the risk of economic crime. When colleagues identify a potential ‘red flag’ for economic crime, they’re required to share their concern to ensure a proportionate response. We promote high ethical standards and do not tolerate any circumvention of our Economic Crime Prevention Policy. We’re an active member of Transparency International UK’s Business Integrity Forum – a network of major international companies committed to high anti- corruption and ethical standards in business practices. We are also an active member of UK Finance, contributing to the industry debate on the prevention of economic crime. We operate systems and controls designed to ensure that our products and services are not used to launder the proceeds of crime, to commit fraud, to facilitate tax evasion, to facilitate terrorism, or to breach sanctions and anti-bribery legislation. The Group is subject to a number of different pieces of economic crime legislation both in the UK and wherever it operates overseas. This includes complying with the obligations set by its regulatory bodies e.g. the FCA requirements concerning the management of economic crime in the UK. These laws and requirements apply to our businesses and colleagues, and we must comply with the appropriate legislation and regulation within each jurisdiction. What this means for colleagues: • You take personal responsibility for understanding the different aspects of economic crime • You should complete training and receive relevant communications to ensure that you recognise economic crime when it occurs and know how to report or combat it O verview O perating as a purpose-driven business 09Lloyds Banking Group Code of Ethics and Responsibility

We put customers at the heart of our business continued Internal fraud All colleagues are required to demonstrate honesty and integrity in everything they do. We will not tolerate acts of bribery, corruption or internal fraud, committed by anyone acting on our behalf. This includes all colleagues, the Board of Directors and any third parties acting on our behalf. We encourage colleagues to report instances of suspected internal fraud or bribery through internal escalation routes or the Speak Up service. What this means for colleagues: • You will not offer, promise, give, request, agree, accept or receive any bribe or facilitation payment • You will not do anything dishonest in the course of your business activities Gifts and hospitality or improper payments We only allow the giving or receiving of any benefit, gift, entertainment or hospitality by or to a business or our colleagues, in specific circumstances defined in the Group Compliance Policy. For example, in the course of normal business entertainment or where the giving and receiving of reasonable gifts and hospitality cannot be construed as improperly influencing the business relationship. All gifts, entertainment and hospitality of a value equal to or greater than £25 per colleague per event or item must be approved by your line manager in advance. That helps to ensure that any such activity is proportionate and provides a genuine link to valid objective(s) of the business unit, e.g. market practice, industry understanding and client discussions. Please note that in a few parts of the Group a different amount is used as the threshold for line manager approval, and you’ll be notified if that applies to you. What this means for colleagues: • You should always report any gift or hospitality on The Register Data protection We expect all colleagues to act in a professional, ethical and sensitive manner when dealing with confidential and personal information, and to ensure that data protection, privacy and confidentiality are maintained so that our relationships with stakeholders, colleagues and customers are not compromised in any way. Failure to observe the proper standards of conduct will be treated as a serious disciplinary offence and may result in referral to the appropriate regulator and civil or criminal penalties. Some types of information are market sensitive and subject to specific rules that exist to prevent market abuse. What this means for colleagues: • You must understand our data protection, privacy and confidentiality obligations and how to access, store and dispose of information so it remains confidential and protected Customer vulnerability Vulnerability can impact any of our customers at any time. The Group recognises that this is due to specific personal circumstances which may be temporary, fluctuating or permanent in nature. As a fully inclusive organisation, it’s vital that we accommodate all of our customers, including those who have characteristics of vulnerability. We must ensure that they receive outcomes which are equally as good as those for other customers. Customers who find themselves in vulnerable circumstances may be more susceptible to risk of financial harm, meaning they can find it difficult to make decisions; access and use the financial products and services they need; and may experience financial difficulty; or fall victim to a scam. As a Group and as colleagues we are committed to achieving good outcomes for all of our customers, and preventing any foreseeable harm, especially for those with complex needs, through providing individual support and ensuring our products and services are designed inclusively. What this means for colleagues: • You must treat customers in vulnerable circumstances appropriately and consider any additional support they may require, to provide them with good outcomes O verview O perating as a purpose-driven business 10Lloyds Banking Group Code of Ethics and Responsibility

We work responsibly with our external stakeholders We work responsibly with our external stakeholders We want to work effectively with the many different groups and individuals who have an interest in and are affected by our operations. We engage with them in many different ways, to ensure we understand their views and needs. Principles for Responsible Banking The Principles for Responsible Banking is a framework for ensuring that signatory banks’ strategy and practice align with the vision society has set out for its future in the UN Sustainable Development Goals (SDGs) and the Paris Agreement. Created in 2019 through a partnership between founding banks and the United Nations, it is a framework that consists of six principles designed to bring purpose, vision and ambition to sustainable finance. As a signatory bank, Lloyds Banking Group has committed to embedding these principles across all business areas, at the strategic, portfolio and transactional levels. What this means for colleagues: • Aligning our business strategy to be consistent with and contribute to individuals’ needs and society’s goals, as expressed in the SDGs, the Paris Agreement and relevant national and regional frameworks • To continuously increase our positive impacts while reducing the negative impacts on, and managing the risks to, people and the environment resulting from our activities, products and services, we will set and publish targets where we can have the most significant impacts Respecting human rights Human rights are fundamental principles that allow an individual to lead a dignified and independent life, free from abuse and violations. We aspire to conduct business in ways that values and respects human rights – including our colleagues, customers, business partners and everyone who is affected by our business. We know this affects both our direct interactions with colleagues and customers and the human rights impacts that can be created by our customers – and therefore we take into account human rights concerns in our investment, lending and service operations. We adhere to the relevant rules and regulations of every country in which we operate and seek to operate in accordance with internationally accepted human rights standards such as the United Nations Declaration of Human Rights, the UN Guiding Principles on Business and Human Rights, together with the International Labour Organization (ILO) Labour Standards. We operate in full compliance with the UK Modern Slavery Act and work to uncover and tackle the risk of modern slavery and human trafficking. What this means for colleagues: • You consider the impact our actions, financing and operations have on people • You respect others’ rights wherever you work O verview O perating as a purpose-driven business 11Lloyds Banking Group Code of Ethics and Responsibility

We work responsibly with our external stakeholders continued Building responsible financial relationships We provide finance to companies and other organisations around the world. They can be exposed to environmental, social and governance (ESG) risks which can endanger vulnerable communities as well as the organisations themselves. We require our customers and suppliers to, as a minimum, comply with applicable legislation, international conventions, sanctions and embargoes, and demonstrate a clear commitment to robust ESG risk management. We have measures in place to avoid financing activities that are prohibited by international conventions and have developed sector statements for lending to sectors with known prominent social and environmental risks such as mining, oil and gas, power generation, construction, chemicals and forestry. We are a signatory, and seek to conform to, the Equator Principles, which is a credit risk management framework for determining, assessing and managing environmental and social risk in project finance. During 2021, Scottish Widows became one of the first signatories of the FRC’s UK Stewardship Code. The Code sets a high standard for those investing money on behalf of UK pension scheme members. As a signatory, Scottish Widows must continue to demonstrate how it has acted on these policies and made an impact. What this means for colleagues: • If you become aware of an organisation operating in ways that cause you concern, you should follow the appropriate credit risk or credit sanctioning approach and contact your line manager or the Risk Team if you are unsure what to do Upholding competition law We have no appetite for anti-competitive practices. These could lead to a detrimental impact on our customers and intervention by the competition authorities with a significant financial and/or reputational impact on the Group. We do not become involved in anti-competitive agreements or practices, such as colluding with our competitors to fix prices, or to exchange commercially sensitive information. We recognise that we must deal in good faith with all our trading partners including our suppliers and competitors. We recognise that competition law is not intended to stifle legitimate business. If we’re in doubt about whether or not a proposed agreement, project or strategy complies with competition law, we will take prior advice in consultation with our Risk, Compliance or Legal specialists. We believe that consumers benefit from healthy competition between providers of financial services and we compete vigorously and fairly, striving to offer excellent service and competitive products which meet our customers’ needs. What this means for colleagues: • You should avoid any activities that could break competition law and, if in any doubt at all, take advice from Risk, Compliance or Legal specialists before engaging in the activity • You should not become involved in agreements or practices to prevent, restrict or distort competition – for example, exchanging commercially sensitive information with competitors or unlawfully fixing prices Avoiding market abuse We implement market abuse and personal account dealing procedures that are aligned with the UK’s market abuse legislation. Market abuse, such as trading on the basis of inside information, is a criminal offence in the UK, the US and many other countries. Colleagues are personally responsible for ensuring that they comply with this policy and do not abuse the market. We have monitoring systems in place to detect instances of market abuse and procedures to ensure that any detected instances are dealt with swiftly and effectively. This includes procedures to identify and report suspicious transactions where relevant. What this means for colleagues: • You should never buy, sell, or tip off others, on the basis of inside information acquired through your work – and you should inform your line manager if you believe you possess inside information Working fairly with suppliers External suppliers enable us to provide the best products and services to our customers. Our approach to sourcing has been developed to ensure we engage with our suppliers and the wider supply chain in ways that add mutual value and secure the best value for our customers. We consider our suppliers’ social, ethical and environmental performance during our sourcing process. The Group is a signatory to the Prompt Payment Code. This requires us to provide clear guidance on payment procedures and encourage our suppliers to adopt similar good practice. We endeavour to pay our suppliers within the agreed contractual terms. O verview O perating as a purpose-driven business 12Lloyds Banking Group Code of Ethics and Responsibility

We work responsibly with our external stakeholders continued Code of Supplier Responsibility This Code defines what we expect from our suppliers. It provides them with a framework for assessing and reporting on their social, ethical and environmental performance. What this means for colleagues: • You build strong, collaborative relationships with our suppliers and help them understand the environment in which we operate so they can meet our needs and our customers’ needs, effectively and efficiently • You should follow the Group Sourcing Policy when dealing with suppliers • You encourage our suppliers to collaborate with us to help reduce our environmental impacts (which include carbon reduction, energy consumption, travel, water consumption and operational waste) Cooperating with regulators We aim to meet the regulatory, legal and tax requirements in all the jurisdictions in which we operate. We have no appetite for regulatory breaches. We aim to lead industry best practice. When regulations change, we respond as swiftly as possible to ensure we maintain our compliance. What this means for colleagues: • You should cooperate with regulators, openly and responsively • You should follow regulatory engagement procedures in all your dealings with regulators • You should follow regulatory requirements in your dealings with colleagues and customers Engaging with government and staying politically neutral It’s important that we engage regularly with the government and other political and legislative bodies, to help the formulation of public policy around consumer, social and industry issues. We undertake economic and social research that champions consumer interests and helps to inform government policy. Our business is an independent institution and must safeguard its impartial position. So it’s our policy not to make political donations (as defined in the Companies Act 2006 and Political Parties, Elections and Referendums Act 2000). Any engagement we have with politicians must be impartial and serve the interests of our customers and shareholders without any political bias or preference. What this means for colleagues: • As an individual you have the right to take part in political activities (including volunteering and party membership), but this must be lawful and must not use the Group’s resources or create any potential conflict of interest • You must not do anything that may call into question the Group’s impartial stance or involve it in any political or public controversy Fulfilling tax obligations Appropriate, prudent and transparent tax behaviour is a key component of being a responsible business. Our approach to tax is governed by a Board approved Tax Policy which we have discussed with HMRC. We comply with the HMRC Code of Practice on Taxation for Banks. We do not interpret tax laws in a way that we believe is contrary to the intention of Parliament, and we do not promote tax avoidance products to our customers. The Group will not do anything in respect of tax that it believes would cause it reputational damage. What this means for colleagues: • You should be aware of, and act in accordance with, the Group’s Tax Policy • You should not enter into transactions where the main purpose is to minimise or reduce tax cost • You should engage collaboratively with Group Tax to ensure the Group complies with both the letter and spirit of tax law Preventing tax evasion We are committed to preventing the criminal offence of facilitation of tax evasion and fraudulent behaviour which intends to mislead or conceal assets or income where tax is due. We comply with relevant legislation and regulation in this area. What this means for colleagues: • You should be aware of and operate in line with the requirements of the Group Economic Crime Prevention Standards for Failure to Prevent the Facilitation of Tax Evasion Managing media relations and communication We want to be as open as possible when dealing with media enquiries. It’s important we uphold and protect the integrity and reputation of our business through factual and appropriate communications across all media, whether written or verbal, which relate to or could be associated with our business. What this means for colleagues: • All media engagements should be flagged to the Media Relations team. This it to protect colleagues and the integrity and reputation of the Group • You should always make sure that anything you say or write on social media, e.g. Facebook/Twitter/ LinkedIn/Instagram, which could be associated with the Group, is responsible, respectful and doesn’t cause harm to our reputation Keeping shareholders informed We run an active shareholder engagement programme to ensure that investors are regularly updated on Group strategy and financial performance. What this means for colleagues: • You publish statutory reporting documents, send regular shareholder letters, and provide information on our corporate website to help investors understand the Group and our performance • You meet our disclosure and listing obligations to ensure we report in an understandable, fair and balanced way O verview O perating as a purpose-driven business 13Lloyds Banking Group Code of Ethics and Responsibility

We invest in communities to help them prosper We invest in communities to help them prosper As one of the UK’s largest corporate donors, we use our scale to reach millions of people and help tackle social disadvantage in communities across the UK. Our four independent charitable Foundations support charities in England, Wales, Scotland, Northern Ireland and the Channel Islands. Our support of our Foundations helps secure a more certain future for small charities and safeguards their important societal contribution. Investing in communities We invest in local communities in many ways. We run community programmes which aim to tackle social disadvantage. We encourage and support our colleagues to volunteer their time and expertise to support these programmes and others and have a significant track record of developing charity partnerships for which colleagues fundraise. Throughout the six years of our partnership with Mental Health UK, over £16.5 million has been raised by colleagues and customers, enabling us to establish and support the vital work of the Mental Health & Money Advice Service, and to work through schools on an innovative mental health resilience programme for young people. While our fundraising partnership with Mental Health UK came to an end in December 2022, mental health remains an important issue for the Group; and the charity continues to support us in our activities with both our colleagues and customers. Through our new charitable partnership with Crisis, and working with Simon Community in Northern Ireland, we want to help provide the support to help people leave homelessness behind. Through our partnership with the Woodland Trust, we have committed to plant 10 million trees in the UK by 2030. This is a key part of our commitment to financing a greener future, supporting the transition to a low carbon economy. These trees have the potential to absorb 2.5 million tonnes of carbon dioxide in their lifetime, adding to the UK’s carbon store and promoting an increase in biodiversity. We’re also helping fund farmers’ transition to a low carbon future and involving our colleagues in tree planting, volunteering and environmental education. What this means for colleagues: • You are encouraged to consider supporting local communities by fundraising and volunteering your time and expertise to help make a difference • You should work in ways that are sensitive to the cultures and local traditions of the communities we operate in O verview O perating as a purpose-driven business 14Lloyds Banking Group Code of Ethics and Responsibility

We work to continually reduce our environmental impact We work to continually reduce our environmental impact Tackling the climate crisis through supporting the transition to a low carbon economy is core to our Group strategy and our purpose of Helping Britain Prosper. Reducing our environmental impact As a Group that supports many sectors of our economy through our lending, investments, products and services, we recognise our role in helping to enable the transition to a low carbon future. In supporting the transition, we will be able to capitalise on new opportunities and future growth, creating a more sustainable and inclusive future for people and businesses, shaping finance as a force for good. Our net zero ambitions We have set several ambitions across our Group to support the decarbonisation of our business in line with limiting global warming to 1.5°C. To read more about our ambitions and how the Group is reducing it’s environmental impact please read our latest environmental sustainability report. Supporting our colleagues We offer colleague sustainability schemes for example to support greener commuting and driving, to support home energy savings and offer colleague discounts to support their transition. We also have a target to install charging points across all our colleague car parks by 2030 and for EV100 we have committed to achieve net zero emissions across our customer fleet of just under 350,000 vehicles. The Group has 98 per cent of our employees participating in the in-house pension schemes. Lloyds Banking Group Pensions Trustees Limited, which is responsible for managing the largest Group pension schemes, also shares the commitment to reduce carbon emissions by at least 50 per cent of its c.£35 billion investments by 2030, and net zero by 2050. Developing our colleagues In 2022 we continued to deliver our Group wide colleague e-learning programme on sustainability. This comprehensive programme introduces the topic of climate change and includes a series of modules covering climate risk, our strategy, what we are doing across our business to support the transition to net zero and what colleagues can do to live and work more sustainably, pulling together a range of internal and external resources that are available for our colleagues. This programme is supplemented by targeted training across our divisions. What this means for colleagues: • We encourage all colleagues to use the learning programme to consider the role they can play in managing our climate impacts and risks, and in helping our customers transition • Employees should consider how to make their own positive contribution towards the transition including using the employee schemes available O verview O perating as a purpose-driven business 15Lloyds Banking Group Code of Ethics and Responsibility

Please tell us what you think about our Code. Queries or comments can be shared at any time by writing to: Group Chief Executive’s Office Lloyds Banking Group 25 Gresham Street London EC2V 7HN Head office 25 Gresham Street London EC2V 7HN +44 (0)20 7626 1500 www.lloydsbankinggroup.com Registered office The Mound Edinburgh EH1 1YZ Registered in Scotland no. SC095000